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                                                                    EXHIBIT 99.1

FOR:     FIRST WAVE MARINE, INC.



FROM:    R. F. HENGEN INC.
         253 Southgate Road
         Murray Hill, NJ  07974
         (908) 508-9000
                                                       CORPORATE CONTACT:
                                                       David B. Ammons
                                                       Executive Vice President
                                                       (504) 292-8800


FOR IMMEDIATE RELEASE

                                                    MAY 27, 1998



                               FIRST WAVE ACQUIRES
                         GALVESTON SHIPBUILDING COMPANY

Baton Rouge/Houston, May 27, 1998 ... First Wave Marine, Inc. (First Wave) announced the acquisition of Galveston Shipbuilding Company (GSC), on May 15, 1998. It is the fifth shipyard acquired by First Wave in less than one year.

Galveston Shipbuilding Company is a thirty-three year old company located on thirty acres in Galveston, Texas, about one mile from First Wave's Pelican Island operations. First Wave has hired over 100 of GSC's experienced craftsmen and welders. In recent years GSC specialized in the manufacture of inland and offshore barges. According to Frank Eakin, First Wave President and Chief Operating Officer, " The Galveston Shipbuilding acquisition adds a fully automated panel fabrication line and major launching facilities to the First Wave Offshore Group. Additionally, it is our intent to scale up GSC capacity to include automated blasting and coating equipment to meet our growing needs in Galveston."

The First Wave Offshore Group specializes in repairs and upgrades to semi-submersible and jackup rigs, offshore support vessels, ocean-going barges and ships. The Offshore Group currently operates three of First Wave's six shipyards. These include the former Todd Shipyard, the Bludworth Shipyard and Fabrication facility and the Galveston Shipbuilding facility.


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First Wave intends to pursue further strategic acquisitions, according to
Chairman and CEO Sam Eakin who stated that "First Wave continues to consolidate shipyard repair and maintenance operations and to increase operating efficiencies in its primary market area. Galveston Shipbuilding Company is a high quality, strategic fit which will add proven manufacturing capacity to benefit all of our existing operations." First Wave Marine, Inc. is a leading provider of shipyard and related services to the inland and offshore markets.




                ALL NONHISTORICAL INFORMATION SET FORTH HEREIN IS BASED UPON EXPECTATIONS AND ASSUMPTIONS DEEMED REASONABLE BY THE COMPANY. THE COMPANY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS AND ASSUMPTIONS WILL PROVE TO HAVE BEEN CORRECT, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE INFORMATION PRESENTED HEREIN. THE COMPANY'S RECENT 10-Q, 10-K AND REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHOULD BE CONSULTED FOR A DESCRIPTION OF RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN SECURITIES OF THE COMPANY.


                                     . . .



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